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Exhibit (a)(8) Summary Advertisement, dated February  , 2001

THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL NOTES (AS DESCRIBED BELOW). THE OFFER (AS DESCRIBED BELOW) IS MADE ONLY
  BY THE OFFER TO PURCHASE, DATED FEBRUARY 26, 2001, AND THE RELATED LETTER OF TRANSMITTAL AND ANY AMENDMENTS OR SUPPLEMENTS THERETO, AND IS BEING MADE TO ALL
    HOLDERS OF NOTES. THE OFFER WILL NOT BE MADE TO (AND TENDERS WILL NOT BE ACCEPTED FROM OR ON BEHALF OF) TENDERING HOLDERS OF NOTES IN ANY JURISDICTION
   WHERE MAKING THE OFFER IS PROHIBITED BY ADMINISTRATIVE OR JUDICIAL ACTION
                         PURSUANT TO ANY STATE STATUTE.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                                       BY

                               VENTRO CORPORATION

                       FOR ANY AND ALL OF ITS OUTSTANDING
                   6% CONVERTIBLE SUBORDINATED NOTES DUE 2007
                            (CUSIP NO. 922815 AA 3)
                                       AT
                   $270 PER $1,000 PRINCIPAL AMOUNT OF NOTES

     Ventro Corporation, a Delaware corporation ("Ventro" or the "Company"), upon the terms and subject to the conditions set forth in the Offer to Purchase (as it may be amended or supplemented, the "Offer to Purchase") and the accompanying Letter of Transmittal (the "Letter of Transmittal") (the Offer to Purchase and the Letter of Transmittal being sometimes referred to herein as the "Offer" or the "Tender Offer") hereby offers to purchase for cash any and all of the Company's 6% convertible subordinated notes due 2007 (the "Notes") at a price of $270 per $1,000 principal amount of any Notes purchased (the "Tender Offer Consideration"). In addition to the Tender Offer Consideration, the Company will pay any and all accrued and unpaid interest on the Notes to but excluding the settlement date of the Tender Offer.

     The purpose of the Tender Offer is to retire all of the outstanding Notes in order to reduce the Company's annual interest expense and eliminate the need to repay or refinance the Notes at maturity in 2007. All of the Notes purchased by the Company upon the consummation of the Tender Offer will be retired by the Company.

     The Notes are convertible into shares of the Company's common stock, par value $0.0002 per share (the "Shares"), at any time on or before April 1, 2007 at a conversion price of $90.78 per Share. The Shares presently are traded on The Nasdaq Stock Market's National Market (the "Nasdaq") under the symbol "VNTR". On February 16, 2001, the last reported sales price of the Shares on the Nasdaq was $1.63. As of February 16, 2001, there was outstanding $250,000,000 aggregate principal amount of the Notes.

THIS OFFER WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON MARCH 23, 2001, UNLESS EXTENDED BY THE COMPANY IN ITS SOLE DISCRETION (SUCH TIME AND DATE AS IT MAY BE EXTENDED, THE "EXPIRATION DATE").

     The terms of the offer are more fully described in the Offer to Purchase.

                             IMPORTANT INFORMATION

     Any holder desiring to tender Notes should either (a) in the case of a holder who holds physical certificates evidencing such Notes, complete and sign the Letter of Transmittal (or facsimile thereof) in accordance with the instructions therein (including any applicable signature guarantee requirements) and send or deliver the manually signed Letter of Transmittal (or facsimile thereof), together with certificates evidencing such Notes and any other required documents, to State Street Bank and Trust Company of California, N.A., as Depositary (the "Depositary"), (b) in the case of a holder who holds Notes in book-entry form, request such holder's broker, dealer, commercial bank, trust company or other nominee to effect such transactions for such holder, or (c) tender Notes through The Depository Trust Company pursuant to its Automated Tender Offer Program. A beneficial owner who has Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that broker, dealer, commercial bank,
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trust company or other nominee if the beneficial owner desires to tender the
Notes so registered. Notes purchased will be paid for in same-day funds on the second business day after the Offer ends.

     Any holder may withdraw the tender of its Notes any time on or prior to the Expiration Date, as well as any time after 40 business days after the date of the Offer to Purchase by providing the Depositary a proper written notice or facsimile notice of its intent to withdraw.

     A sale of the Notes pursuant to the Tender Offer will be a taxable transaction for U.S. federal income tax purposes. A holder will generally recognize gain or loss on the sale of the Notes equal to the difference if any between the amount of cash received and the holders adjusted tax basis in the Notes sold. Holders should review the description of tax consequences contained in the statement when evaluating the Tender Offer.

     THE OFFER TO PURCHASE CONTAINS IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISIONS ARE MADE WITH RESPECT TO THE OFFERS.

     No person has been authorized to give any information or to make any representations other than those contained in the Offer and, if given or made, such information or representations must not be relied upon as having been authorized. The Offer to Purchase and any related documents do not constitute an offer to buy or the solicitation of an offer to sell notes in any circumstances in which such offer or solicitation is unlawful. In those jurisdictions where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer shall be deemed to be made on behalf of the company by the dealer manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     Holders may obtain copies of the Offer to Purchase, the Letter of Transmittal and related documents at no charge from the Company's information agent. The information contained in the Offer to Purchase is incorporated in this notice by reference.

                    The Information Agent for the Offer is:

                         MACKENZIE PARTNERS, INC. LOGO

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)
                      E-mail: proxy@mackenziepartners.com
                                       or
                         Call Toll Free (800) 322-2885

                      The Dealer Manager for the Offer is:

                           MORGAN STANLEY DEAN WITTER
                       Morgan Stanley & Co. Incorporated
                                 1585 Broadway
                            New York, New York 10036
                                 (650) 234-5794